UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2013

ING U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York		10169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement Amendments

On July 25, 2013, the Board of Directors of ING U.S., Inc. (the “Company”) approved amendments to the employment agreement dated as of March 25, 2011, as amended and restated as of November 7, 2012, of Rodney O. Martin, Jr., Chief Executive Officer of ING U.S. (the “Martin Employment Agreement”) and the offer letter, dated as of April 5, 2011, with Alain M. Karaoglan, Chief Operating Officer of the Company (the “Karaoglan Offer Letter”, and, together with the Martin Employment Agreement, the “Employment Agreements”).

The Employment Agreements provide for “Transaction Incentive Awards” pursuant to which Messrs. Martin and Karaoglan are entitled, subject to vesting and other terms and conditions set forth in the Employment Agreements, to receive shares of Company common stock following the Company’s initial public offering. The Employment Agreements provide that shares subject to the Transaction Incentive Awards will, after the Company’s initial public offering, vest in proportion to the amount by which ING Groep N.V. (“ING Group”) divests its remaining ownership stake in the Company. At the time the Employment Agreements were entered into, ING Group was obligated by the European Union to divest its entire interest in the Company no later than December 31, 2013 (the “Original Divestment Deadline”), and the Employment Agreements provided that any shares of Company common stock subject to the Transaction Incentive Awards that had not yet vested by December 31, 2014 would be forfeited.

Subsequent to the time the Employment Agreements were entered into, the European Union extended the deadline by which ING Group is obligated to divest its entire ownership stake in the Company to December 31, 2016 (the “New Divestment Deadline”). As a result, the date on which unvested shares of Company common stock subject to the Transaction Incentive Awards would be forfeited (December 31, 2014) fell prior to the New Divestment Deadline, resulting in the possibility of a substantial, unintended forfeiture of shares of Company common stock by Messrs. Martin and Karaoglan.

The amendments to the Employment Agreements, attached hereto as Exhibit 10.1 and Exhibit 10.2, extend the date on which unvested shares of Company common stock subject to the Transaction Incentive Awards would be forfeited to December 31, 2016, in order to align the vesting schedule of the Transaction Incentive Awards with the New Divestment Deadline.

Dividend Equivalent Rights

On July 25, 2013, the ING U.S. Board of Directors granted dividend equivalent rights with respect to outstanding ING U.S. restricted stock units (RSUs) and performance shares issued to officers, employees and directors of the Company pursuant to the Company’s 2013 Omnibus Employee Incentive Plan and 2013 Omnibus Non-Employee Director Incentive Plan, including RSUs held by “named executive officers” whose compensation was described in the Compensation Discussion and Analysis section of the Form S-1 registration statement relating to the Company’s initial public offering.

The dividend equivalent rights entitle holders of equity awards to receive cash payments, upon vesting of the related equity awards, equal to the amount of dividends that would have been paid on shares underlying the awards during the vesting period. Dividend equivalents are payable in cash and will accumulate and be payable only upon vesting of the underlying awards, rather than being paid on a current basis when dividends are paid to holders of common stock.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On July 25, 2013 the Company’s Board of Directors approved amendments to the ING U.S. Code of Business Conduct and Ethics (the “Code of Ethics”). The Code of Ethics applies to all employees, including executive officers, and directors of the Company, as well as to certain external parties engaged by the Company. The amendments included the following:

•	Updating our key priorities in the Overview (Section 2); and

•

Requiring all waivers with respect to executive officers or directors to be approved by the Company’s Board of Directors (Section 8). Previously, such waivers could be made either by the Board of Directors, by the Nominating and Governance Committee of the Board of Directors or by the Executive Committee of the Board of Directors.

A copy of the Code of Ethics is filed herewith as Exhibit 14.1 and is also available on the Company’s website at http://investors.ing.us.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated Employment Agreement of Rodney O. Martin, Jr. dated July 25, 2013

10.2	Amended and Restated Offer Letter of Alain M. Karaoglan dated July 25, 2013

14.1	ING U.S. Code of Business Conduct and Ethics dated July 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ING U.S., Inc. (Registrant)

By:	/s/ Harris Oliner
Name:	Harris Oliner
Title:	Senior Vice President and Corporate Secretary

Dated: July 31, 2013